                               SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

                             Filed by the Registrant [X]
Filed by a Party other than the Registrant / /

/ /     Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 DATA I/O CORPORATION
                   (Name of Registrant as Specified In Its Charter)


                                    Same As Above
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee.

/  /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
        Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.
        1) Title of each class of securities to which transaction applies:
        2) Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4) Proposed maximum aggregate value of transaction:
        5) Total fee paid:

/ /     Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
       2) Form, Schedule or Registration Statement No.:
       3) Filing Party:
       4) Date Filed:

                                                         DATA I/O CORPORATION









                                                              NOTICE OF 1997

                                                              ANNUAL MEETING

                                                                         and

                                                             PROXY STATEMENT

                       DATA I/O CORPORATION




                                                           March 26, 1997


To Our Shareholders:

    You are cordially invited to attend the 1997 Annual Meeting of Data I/O Corporation, which will be held at the Company's headquarters at 10525 Willows Road N.E., Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Pacific time on Tuesday, May 13, 1997. Following the meeting there will be an opportunity to see some of our exciting new products and to tour our factory.

    Many of the Directors and Officers of the Company will be attending and would be pleased to answer any questions you might have either during or after the meeting. We will review the business operations of the Company for 1996 and the first quarter of 1997 and report on our strategic plan for the future. Formal business will include the election of Directors and the consideration of a proposal to amend the Company's 1986 Stock Option Plan.

    Please read the proxy materials carefully. Your vote is important. The Company appreciates you considering and acting on the proposals presented.

    I am looking forward to seeing you on May 13.

                             Sincerely,


                             /S/ William C. Erxleben
                             William C. Erxleben
                             President and
                             Chief Executive Officer

                                DATA I/O LOCATION MAP

                                  (Printer has copy)

                        DATA I/O CORPORATION
-------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 13, 1997
-------------------------------------------------------------------------------

To The Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the "Company") will be held at 2:00 p.m. Pacific Daylight Time, on Tuesday, May 13, 1997, at the Company's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, for the following purposes:


    (1)  Election of Directors:
         To elect six directors, each to serve until the next annual meeting of shareholders or until their successors are elected and qualified.

    (2)  Stock Option Plan:
         To consider and vote upon a proposal to amend the Data I/O Corporation 1986 Stock Option Plan (the "1986 Plan") to increase the number of shares of common stock reserved for issuance under the 1986 Plan by an additional 300,000 shares.

    (3)  Other Business:
         To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 4, 1997, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 1997 Annual Meeting.

                                  By Order of the Board of Directors

                                  /S/ William C. Erxleben
                                  William C. Erxleben
                                  President


Redmond, Washington
March 26, 1997

                                YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly returning a signed and dated proxy card will save the Company the extra expense of additional solicitation. An addressed, postage paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

                                 DATA I/O CORPORATION
                               10525 Willows Road N.E.
                              Redmond, Washington 98052
                                 ____________________

                                   PROXY STATEMENT

                            ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 13, 1997

                             INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Data I/O Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 1997, at 2:00 p.m. Pacific Daylight Time, and at any adjournment thereof. Shareholders of record at the close of business on March 4, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. Management anticipates that this Proxy Statement and a copy of the Company's 1996 Annual Report to Shareholders will be first sent to shareholders on or about March 26, 1997.

A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE
ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada.

A proxy in the accompanying form which is properly signed, dated and returned and not revoked will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the approval of the amendment to the Data I/O Corporation 1986 Stock Option Plan check the appropriate box under Item No. 2. For Item No. 2 you may (a) vote "FOR" the proposal, (b) vote "AGAINST" the proposal, or (c) "ABSTAIN" from voting on the proposal. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice of revocation to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

                       VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"). As of the Record Date, there were 6,835,965 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the 1997 Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and the Company's charter documents, if a quorum is present, the six nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. The proposal to amend the Data I/O Corporation 1986 Stock Option Plan will be approved if the proposal receives the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. An abstention from voting on such proposal will have the effect of a vote against the proposal because it is one less vote in favor. Broker non-votes on the proposal will, however, have no effect because such shares are not considered "shares entitled to vote" on the proposal. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, an independent business entity not affiliated with the Company.

The Common Stock is traded in the over-the-counter NASDAQ National Market System. The last sale price for the Common Stock, as reported by NASDAQ on March 4, 1997, was $5.00 per share.

The following table sets forth information with respect to all shareholders as of March 4, 1997, known by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.

                                  Amount & Nature
                                  of Beneficial            Percent of Shares
Name and Address                    Ownership                 Outstanding
---------------                   ---------------          -----------------
The Killen Group, Inc.
1199 Lancaster Avenue
Berwyn, PA  19312                   789,800(1)                  11.7%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue - 11th Floor
Santa Monica, CA  90401             455,400(2)                   6.7%
____________________

(1) The holding shown is as of December 31, 1996, as reported by The Killen Group, Inc., a registered investment advisor, and by Robert E. Killen, its Chairman, CEO and sole shareholder, on a Schedule 13G filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934. Said Schedule 13G indicates that the Killen Group holds sole voting power with respect to 270,800 shares and sole dispositive power with respect to 787,800 shares and that Mr. Killen holds sole voting and dispositive power with respect to 2,000 shares.

(2) The holding shown is as of December 31, 1996, as reported by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), on a
Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2 (b) under the Securities Exchange Act of 1934. Said Schedule 13G indicates that one or more affiliates of Dimensional holds sole voting power with respect to 333,200 shares, shared voting power with respect to 122,200 shares and sole dispositive power with respect to 455,400 shares. Dimensional disclaims beneficial ownership of all these shares.


Directors' and Officers' Share Ownership

In 1994 the Company's Board of Directors adopted a policy (the "Ownership Policy") encouraging certain levels of ownership of the Company's Common Stock by all directors and executive officers. The Board of Directors believes that a minimum level of ownership of the Company's Common Stock is necessary to ensure that each director and executive officer is appropriately motivated to improve the long term value of the Company for the shareholders. Compliance with the Ownership Policy will be reviewed annually and will be considered during the nomination of directors to stand for the next year and the annual performance and salary review for each executive officer.

Each director and officer has a period of four years beginning on the later of January 1, 1994, or the date of election to the Board of Directors, for directors, or the date of employment, for executive officers, to achieve the specified levels of ownership. The levels of ownership specified in the Ownership Policy are the number of shares necessary to have a value greater than or equal to: (i) $100,000 for each director; (ii) two times the current base salary for the President and Chief Executive Officer; and (iii) one time the current base salary for all other executive officers. Each share of stock is valued at the higher of original cost or market for purposes of compliance with the Ownership Policy. The value of shares of stock underlying options is not included in this calculation.

The following chart indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 4, 1997. The Company is not aware of any family relationships between any director, director nominee or executive officer of the Company.

                                 Amount & Nature of         Percent of Shares
Name                            Beneficial Ownership          Outstanding
----                            --------------------        -----------------
William C. Erxieben.........         355,390(1)                   5.2%
Keith L. Barnes.............               0                       (2)
Frances M. Conley...........           9,936                       (2)
Edward D. Lazowska..........           1,764                       (2)
W. Hunter Simpson...........          32,936                       (2)
Donald R. Stenquist.........         102,936                      1.5%
Milton F. Zeutschel.........         114,210                      1.7%
James J. David..............               0                       (2)
Steven M. Gordon (3)........          66,688(4)                    (2)
William J. Haydamack........          73,101(5)                   1.1%
Larry D. Vandendriessche....           7,982(6)                    (2)
All directors and executive
  officers as a group (12
  persons)..................         778,566(7)                  11.4%

(1) Includes options to purchase 200,000 shares exercisable within 60 days.

(2) Less than one percent.

(3) Mr. Gordon resigned from the Company effective February 21, 1997.

(4) Includes options to purchase 47,000 shares exercisable within 60 days.

(5) Includes options to purchase 47,500 shares exercisable within 60 days.

(6) Includes options to purchase 7,500 shares exercisable within 60 days.

(7) Includes options to purchase 312,500 shares exercisable within 60 days.

                          PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors currently consists of seven directors, one of whom is a member of management and six of whom are non-management directors. At the Annual Meeting six of the current seven directors will be nominated for re-election to serve until the next Annual Meeting of Shareholders or until a successor has been qualified and elected. Mr. Simpson, who is currently a non-management director, has informed the Board of Directors that he will retire from the Board effective May 13, 1997, and will not stand for reelection. The Board of Directors has unanimously approved the six nominees named below, all of whom are currently members of the Board of Directors. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

RECOMMENDATION: The Board of Directors recommends a vote FOR each of the Director nominees.

*William C. Erxleben, age 54, became President and Chief Executive Officer of the Company on October 29, 1993. He has been a Director of the Company since 1979. Mr. Erxleben was a partner with the Seattle, Washington, law firm of Lane Powell Spears Lubersky from March 1991 until joining the Company. From March 1985 to March 1991 Mr. Erxleben was a partner with the Seattle law firm of Foster, Pepper and Shefelman. Prior to 1985 Mr. Erxleben was a member of the Faculty of the University of Washington Graduate School of Business and a Regional Director of the Federal Trade Commission.

*Keith L. Barnes, age 45, was elected to the Board of Directors of the Company in December 1996. Since 1991 Mr. Barnes has been the President of Integrated Measurement Systems, Inc. (IMS), a manufacturer of integrated circuit test equipment. Since 1995 he also has been Chief Executive Officer of IMS, and since 1991 has served on its Board of Directors. Currently, Mr. Barnes serves on the Board of Trustees for the Oregon Graduate Institute of Science and Technology.

*Frances M. Conley, age 53, was elected to the Board of Directors of the Company in August 1995. Since 1982 Ms. Conley has been a Principal of Roanoke Capital, Ltd., which is General Partner of Roanoke Investors' Limited Partnership, a venture capital fund that invests in the equities of emerging companies in the Pacific Northwest. Prior to 1982 Ms. Conley was Senior Vice President and Chief Administrative Officer of the Washington Division of Rainier National Bank. Currently, she serves on the board of Cutter & Buck, Inc.

*Edward D. Lazowska, age 46, was elected to the Board of Directors of the Company in August 1996. Since 1977 Dr. Lazowska has been a member of the faculty of the University of Washington's Department of Computer Science and Engineering. Since 1993 he has held the position of professor and department chair.

W. Hunter Simpson, age 70, has been a Director of the Company since 1979. From 1966 to 1986 he was President and Chief Executive Officer of Physio Control Corporation, a manufacturer of medical electronic equipment, which was acquired by Eli Lilly and Company in 1980. From December 1986 to April 1989 Mr. Simpson was a general partner and from 1989 to 1995 was a special partner of Trinus Partners, a venture capital limited partnership. Currently, Mr. Simpson serves on the boards of KCTS Public Broadcasting Corporation, TVW - Public Television, The Institute of Applied Medicine and Physiology and The Washington Research Foundation. Mr. Simpson has informed the Company's Board of Directors that he will retire from the Board of Directors effective May 13, 1997, and will not stand for reelection.

*Donald R. Stenquist, age 67, has been a Director of the Company since 1981. From 1976 until his retirement in 1988, Mr. Stenquist was President of Criton Technologies, a diversified manufacturer, having also held the position of President and Chief Executive Officer since 1986.

*Milton F. Zeutschel, age 64, was one of the founders of the Company and was employed by the Company in various management positions from 1973 to 1981. From June 1990 to April 1991 Mr. Zeutschel served as President and Chief Executive Officer of the Company. Mr. Zeutschel became a Director of the Company in 1985, having previously served as a Director from 1973 to 1979, and again from May 1980 to March 1981. From 1981 to June 1990 Mr. Zeutschel was President and since July 1990 has been Chairman of Zetron, Inc., a manufacturer of radio and telephone communications control equipment.
__________

*Nominee for election at 1997 annual meeting.

Board and Committee Meetings

The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. All of the Company's non-management directors, Keith L. Barnes, Frances M. Conley, Edward D. Lazowska, W. Hunter Simpson, Donald R. Stenquist and Milton F. Zeutschel are members of each of these Committees, with the exception of Mr. Zeutschel, who did not serve on the Compensation Committee. Membership of each committee is typically determined at the meeting of the Board which follows the Annual Meeting of Shareholders.

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews the Company's program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of the Company. The Audit Committee met nine times during fiscal 1996.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers. The committee administers the Company's management incentive compensation program and its stock option, purchase and appreciation rights plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Committee also recommends the establishment of policies dealing with various compensation, pension and profit-sharing plans for the Company and its subsidiaries. The Compensation Committee met nine times during fiscal 1996.

The Nominating Committee seeks qualified candidates to serve on the Company's Board of Directors, recommends them for the Board's consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board. The Nominating Committee also recommends nominees for the various committees of the Board of Directors.
The Nominating Committee will consider written proposals from shareholders for nominees or directors which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Nominations and Proposals for the 1998 Annual Meeting of Shareholders". The Nominating Committee met eight times during fiscal 1996.

During the fiscal year ended December 26, 1996, there were eight meetings of the Board of Directors. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during their respective terms of service on the Board.

Compensation Committee Interlocks and Insider Participation

Mr. Zeutschel served as a member of the Compensation Committee from January 1, 1996 to May 14, 1996. Mr. Zeutschel was employed by the Company in various management positions from 1973 to 1981, and from June 1990 to April 1991 served as President and Chief Executive Officer of the Company.

Board Compensation

Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer under the Company's 1996 Director Fee Plan payable solely in shares of Common Stock. The number of shares payable for a full year of service is determined by dividing $20,000 by the market price of the Common Stock on the first trading day of the year for which the payment is being made. Shares of Common Stock earned by directors in a particular year are delivered to the directors by February 15 of the following year. Non-employee directors also receive a fee of $1,000, payable in cash, for each board meeting attended. The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

The following table shows compensation paid by the Company to non-management directors during fiscal year 1996.

                                   Cash Compensation            Security Grants
                                   -----------------            ---------------
                                                                  Number of
                                                                  Securities
                                                                  Underlying
                                                  Number of        Options/
   Name                     Meeting Fees ($)     Shares (#)(1)     SARs (#)
   ----                     ----------------     ------------      ---------
   Keith L. Barnes (2)                0                  0             0
   Frances M. Conley              8,000              2,936             0
   Edward D. Lazowska (3)         4,000              1,764             0
   W. Hunter Simpson              8,000              2,936             0
   Donald R. Stenquist            8,000              2,936             0
   Milton F. Zuetschel            8,000              2,936             0
   __________

   (1) Shares of the Company's Common Stock were distributed to the directors in February 1997.
   (2) Mr. Barnes was elected to the Board on December 11, 1996.
   (3) Mr. Lazowska was elected to the Board on August 28, 1996.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports.

To the Company's knowledge, based solely on its review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with except for two reports, filed late by Neil G. Mathison, the Company's former Vice President of Worldwide Sales and Service who resigned from the Company effective March 15, 1996.


                             EXECUTIVE COMPENSATION
            Report of Compensation Committee on Annual Compensation

The Compensation Committee of the Board of Directors ("the Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of the Company.

The Committee has established a compensation plan for executive officers with three components: annual base salary, annual management incentive compensation and long-term stock options. Each of these components is described below. This executive officer compensation plan is evaluated annually by the Committee by reviewing Data I/O's overall financial performance, individual executive officer performance, and executive officer total compensation compared with other companies within the electronics industry.

Annual Base Salary Structure. The Committee establishes a base salary structure for each executive officer position. This structure defines the minimum, mid-point and maximum salary levels and the relationship of salary to total cash compensation. The Committee reviews the salary structure annually based on surveys of compensation paid to executives performing similar duties with electronic manufacturing and software companies, located primarily in the United States, with annual revenues between $40 and $150 million. This group was selected as it is believed to be representative of the companies with which the Company competes for key employees.

The Committee's objective is to maintain a salary structure which, when combined with annual incentive compensation, provides the Company's executive officers with total cash compensation which is near the market median for executives with similar responsibilities, experience and ability. In 1996 the executive officer group as a whole received cash compensation which, according to survey data, was below the aggregate median cash compensation paid to officers in similar positions at similar-sized electronics companies.

Management Incentive Compensation Plan ("MICP"). The MICP offers each executive officer a performance based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer's base salary. The Committee's objective in setting executive MICP percentages and the formulas for MICP payout is to pay above industry average total compensation for better than industry average historical financial performance and below average compensation for worse than industry average historical performance. The percentages of base salary targeted for MICP payout ("the guidelines") for executives for a given year are established by the Committee no later than January of each year. The 1996 MICP guidelines for executive officers other than the President ranged from 30% to 40%, while the guideline for the President was 50%.

The actual MICP payout to an executive officer in relation to his or her guideline for 1996 was a function of the Company's actual earnings per share(1) compared to a pre-determined target earnings per share. The Committee believes that earnings per share is a key determinant of shareholder value over time. MICP payout to executive officers for 1996 was based entirely on this calculation. Guideline MICP is to be paid to executive officers if the Company achieves its targeted earnings per share.
____________________

(1) Earnings per share for purposes of MICP is calculated as audited pre-tax income, adjusted for any unplanned business acquisitions, excluding any gains or losses on sales or disposals of assets other than those sold or disposed of in the ordinary course of operations, less taxes at a fixed, pre-determined tax rate, divided by a predetermined annual weighted average shares outstanding. For 1996 the tax rate for MICP purposes was set at 35%.

The MICP for 1996 provided that no officer would receive an MICP payout if the Company did not achieve a minimum threshold earnings level. The maximum payout to executive officers under MICP cannot exceed 150% of guideline at a pre-determined maximum earnings level. The threshold, target, and maximum earnings targets are to be adjusted each year by the Committee based on the Company's potential financial performance. For 1996, the threshold, target and maximum earning levels for payout under MICP were set at 43 cents, 65 cents and 87 cents per share, respectively. The Company did not achieve the minimum earnings level for 1996 and thus did not make any payouts to executive officers under the MICP in that year.

Stock Option Plan. The Committee approves grants under Data I/O's stock option plan. This is the Company's only long-term incentive plan. The primary purpose of this program is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. The Committee grants options based primarily on its perception of the executive's ability to affect future shareholder value and secondarily on the competitive conditions in the market for exceptionally talented executives who typically command compensation packages which include a significant equity incentive. All options granted to the President and Chief Executive Officer and any executive officer in 1996 were based on these criteria.

In the electronics industry, stock options represent the principal compensation which attracts, retains and motivates exceptional executives. Accordingly, total outstanding options as a percentage of outstanding shares tends to be higher in electronics than in other industries. As of the Record Date, the Company's outstanding options represented approximately 13% of outstanding shares, which is below average for electronics companies.

Historically, all options granted by the Company have been granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. All options granted in 1996 and prior years become exercisable at a rate of 25% per year, except for a 1993 grant to the President which provided for vesting over a 36 month period, and except for the possible acceleration, in whole or in part, of options held by the President in the event of a sale of the Company's software products division.
 All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of the Company or at any other time at the discretion of the Committee. All options granted to executive officers are in tandem with limited stock appreciation rights ("SARs"), which become exercisable only in the event of a change in control of the Company (see "Change in Control Arrangements").

Performance Evaluation. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a formal review written by the President, evaluating the executive's prior year performance against documented job responsibilities and specific predetermined annual objectives. In developing executive compensation packages to recommend to the Committee, the President and Chief Executive Officer considers, in addition to each executive's prior year performance, the executive's long-term value to the Company, the executive's pay relative to that for comparable surveyed jobs, the executive's experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Committee then reviews the President and Chief Executive Officer's recommendations for executive officers' total compensation and makes final decisions on pay for each executive officer based on the President's summary of the performance evaluations and on the other criteria and survey data described above. In this process, the Committee consults extensively with the Company's President and Chief Executive Officer.

The Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing the Company's financial performance for the prior year, the Committee reviews compensation surveys for chief executive officers in similar companies and the President and Chief Executive Officer's individual performance, including development and execution of short- and long-term strategic objectives, Company growth in revenue and profitability, and employee morale, the achievement of which is expected to increase shareholder value. The Committee then approves base salary and MICP percentage changes for all executive officers.

The Compensation Committee determined the compensation package, including salary, bonus, stock option grants, and other benefits for William C. Erxleben, President and Chief Executive Officer, based on the Committee's perception of his qualifications for the position and his ability to affect future shareholder value, compensation surveys (as noted above under "Annual Base Salary Structure"), and the competitive conditions in the market.

The Company has entered into agreements (the "Severance Agreements") with its executive officers whereby such individuals will be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company (see "Change in Control Arrangements"). Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company during 1997 will exceed the $1 million limitation, except possibly a portion of the sums payable pursuant to the Severance Agreements, if paid.

Respectfully submitted,

COMPENSATION COMMITTEE

Donald R. Stenquist, Chairman

Keith L. Barnes

Frances M. Conley

Edward D. Lazowska

W. Hunter Simpson

March 26, 1997

                    SUMMARY ANNUAL COMPENSATION TABLE

The following table shows compensation paid by the Company for services rendered during fiscal years 1996, 1995 and 1994 to the Chief Executive Officer and the four most highly compensated executive officers of the Company at December 26, 1996, whose salary and bonus exceeded $100,000 in 1996.

                                                                           Long-Term
                                                                          Compensation
                                                                            Awards
                                                  Annual Compensation     Securities
                                                  -------------------     Underlying
                                                                           Options/      All Other
                                                 Salary        Bonus         SARs      Compensation
Name and Principal Position            Year        ($)        ($)(1)        (#)(2)        ($)(3)
--------------------------             ----      ------       ------      ----------   ------------
William C. Erxleben.................   1996     225,000             0       30,000         8,016
 President/Chief Executive             1995     205,000       134,275       85,000        11,256
 Officer(4)                            1994     181,917        92,474       50,000        78,969(5)

James J. David.....................    1996     101,231             0       50,000         4,049
 Vice President, Worldwide Sales       1995           0             0            0             0
 and Marketing, Programming            1994           0             0            0             0
 Systems Division(6)

Steven M. Gordon...................    1996      145,000            0       10,000         6,462
 Vice President                        1995      136,000       62,356       10,000         7,462
 Finance & Administration/Chief        1994      127,833       38,989       41,000         5,648
 Financial Officer
 Secretary/Treasurer(7)

William J. Haydamack...............    1996      143,000             0           0         8,016
 Senior Vice President/General         1995      143,000        65,566      40,000         9,674
 Manager, Synario Design               1994      136,192        48,462      30,000         8,380
 Automation Division(8)

Larry D. Vandendriessche...........   1996       133,011            0       40,000        52,486(10)
Vice President/General Manager,       1995            0             0           0             0
Programming Systems Division(9)       1994            0             0           0             0


(1)  For 1994 and 1995 these represent amounts earned under the MICP.

(2) All options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company (see "Change in Control
     Arrangements").

(3) These amounts represent the Company's contributions to the Company's 401k Plan and its payment of term life insurance premiums on behalf of the executive (see also Footnotes 5 and 10 below).

(4) Mr. Erxleben became President and Chief Executive Officer of the Company in October 1993.

(5) Includes relocation payments of $67,713 in 1994.

(6) Mr. David joined the Company in May 1996 as Vice President of Worldwide Sales of the Programming Systems Division, and became Vice President of Worldwide Sales and Marketing of the Programming Systems Division in December 1996.

(7)  Mr. Gordon resigned from the Company effective February 21, 1997.

(8) Mr. Haydamack joined the Company in August 1993 as Vice President and General Manager, Design Software Business Unit. He was promoted to Senior Vice President and General Manager, Synario Design Automation Division in December 1995.

(9) Mr. Vandendriessche joined the Company in January 1996 as Vice President and General Manager of the Programming Systems Division.

(10) Includes relocation payments of $46,024 in 1996.

                               OPTION/SAR GRANTS TABLE
                      Option/SAR Grants in the Last Fiscal Year

                            Number of                                                Potential Realizable
                           Securities     Percent                                  Value at Assumed Annual
                           Underlying     of Total                                   Rates of Stock Price
                            Options/    Options/SARs     Exercise                Appreciation for Option Term(5)
                             SARS        Granted to         or                   -----------------------------
                            Granted      Employees      Base Price   Expiration  0%         5%         10%
Name                        (#)(1)     in Fiscal Year  ($/Sh)(2)(3)     Date (4) ($)       ($)         ($)
----                       ----------  --------------  ------------  ----------  ---     -------    ---------
William C. Erxleben         10,000          4.1%           6.13       4/24/02     0       20,831      47,258
                            20,000          8.1%           4.56       8/28/02     0       31,034      70,405

James J. David              50,000         20.3%           6.00       5/14/02     0      102,029     231,468

Steven M. Gordon (6)        10,000          4.1%           4.56       8/28/02     0       15,517      35,202

William J. Haydamack             0          --              --          --        0            0           0

Larry D. Vandendriessche    30,000         12.2%           7.00        1/5/02     0       71,420     162,028
                            10,000          4.1%           4.56       8/28/02     0       15,517      35,202

____________________

(1) An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of the Company (see "Change in Control Arrangements").

(2) Under the terms of the Data I/O Corporation 1986 Stock Option Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and reprice outstanding options.

(3) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.

(4) All options granted in 1996 are exercisable commencing twelve months after grant date, with 25% of the shares exercisable at that time and an additional 25% of the shares exercisable on each successive anniversary of the grant date, with full vesting occurring on the fourth anniversary of such date. Options which have been outstanding for at least six months will become exercisable in full upon the occurrence of certain events leading to a change in control of the Company. See "Change in Control Arrangements" below. In addition, the exercisability of options held by the President may be accelerated in whole or in part in the event of a sale of the Company's software products division. Options expire six years from the date of grant, subject to earlier termination if the optionee's employment is terminated.

(5) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on SEC requirements and do not reflect the Company's estimate of future stock price growth.

(6) Mr. Gordon resigned from the Company effective February 21, 1997. All of his vested options/SARs expire on May 22, 1997. All of his unvested options/SARs expire on February 21, 1997.

                    OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
                 Aggregated Option/SAR Exercises in Last Fiscal Year

                                                  # of Securities Underlying      Value of Unexercised
                                                         Option/SARS at        In-the-Money Option/SARS at
                             Shares                    December 26, 1996           at December 26, 1996
                           Acquired on   Value              (#)(2)                       (#)(3)
                            Exercise    Realized  ---------------------------  ---------------------------
Name                           (#)       ($)(1)   Exercisable / Unexercisable  Exercisable / Unexercisable
----                       -----------  --------  -----------   -------------  -----------   -------------
William C. Erxleben(4)       -10,000     35,000       200,000 /  45,000             225,155 / 43,905

James J. David                  0          0                0 / 50,000                   0 / 0

Steven M. Gordon (5)            0          0           47,000 / 38,000              65,156 / 39,531

William J. Haydamack            0          0           47,500 / 22,500              94,688 / 40,938

Larry D. Vandendriessche        0          0            7,500 / 32,500                   0 / 4,375

______________________

(1) Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.

(2) Future exercisability is subject to vesting and the optionee remaining employed by the Company. In addition, all options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company (see "Change in Control Arrangements").

(3) This value is calculated assuming the fair market value of the securities underlying the option/SAR at fiscal year end less the exercise or base price multiplied by the number of in-the-money options/SARs held. There is no guarantee that if and when these options are exercised they will have this value.

(4) On February 20, 1997, Mr. Erxleben was granted an immediately exercisable option to purchase 95,000 shares of Common Stock at $5.00 per share in substitution for previously granted options to purchase the same number of shares, and an additional option to purchase 50,000 shares of Common Stock at $5.00 per share which becomes exercisable at a rate of 25% per year or earlier upon achieving certain performance goals. As these options were granted after the end of the last fiscal year, they are not reflected in this table.

(5) Mr. Gordon resigned from the Company effective February 21, 1997.  All of
    his vested options/SARs expire on May 22, 1997.   All of his unvested
    options/SARs expire on February 21, 1997.

Shareholder Return Performance Graph

Shown below is a line-graph comparing cumulative total shareholder return on Data I/O Common Stock for each of the last five years against the cumulative total return for the Russell 2000 Index and the S & P High Tech Composite. This cumulative return includes the reinvestment of cash dividends.

                       COMPARATIVE FIVE-YEAR TOTAL RETURNS (1)
          Data I/O Corporation, Russell 2000, and S & P High Tech Composite
                (Performance results as of year end through 12/31/96)




                  [set up table with plot points for graph]




------------------------------------------------------------------------
                             1991   1992   1993   1994   1995   1996
                             ----   ----   ----   ----   ----   ----
DAIO                         $100   $90    $46    $105   $131   $100
Russell 2000                 $100   $116   $136   $132   $166   $191
S & P High Tech Composite    $100   $102   $123   $142   $203   $286
------------------------------------------------------------------------
(1) Assumes $100 invested at the close of trading on December 31, 1991, in Data I/O Common Stock, in the Russell 2000 Index and in the S & P High Tech Composite. Cumulative total return assumes reinvestment of dividends.


Change in Control Arrangements

Options reported in the Option/SAR compensatory tables listed above have been granted pursuant to the Data I/O Corporation 1986 Stock Option Plan, as amended (the "1986 Plan"). Historically most options granted under the 1986 Plan have been granted subject to a vesting schedule of 25% per year.
However, the 1986 Plan provides that options which have been outstanding for at least six months will become immediately vested and fully exercisable for the periods indicated: (i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the Company's Common Stock, unless such accumulation is previously approved by a disinterested majority of the Board; (ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board; or (iii) for a period of 20 days beginning on the day on which the shareholders of the Company (or, if later, approval by the shareholders of a third party) duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

In 1983 the Company adopted a Stock Appreciation Rights ("SARs") Plan which allows the Board to grant to each director, executive officer or holder of 10% or more of the Stock of the Company a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an officer of the Company. SARs granted prior to February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to any tender offer or exchange for such shares (other than an offer by the Company); or (ii) approval by the shareholders of the Company of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing. SARs granted on or after February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events:
(i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

The Company entered into Severance Agreements with each of the following executive officers on the following dates: William C. Erxleben, Neil G. Mathison, William J. Haydamack, and Steven M. Gordon in March 1995; Susan S. Webber in December 1995; Larry D. Vandendriessche in January 1996; James J. David in May 1996; and Domenico Picone, Vice President of Operations, in January 1997 (collectively the "Officers"). The Severance Agreements generally provide for a lump sum payment to the Officer upon termination of the Officer's employment by the Company without cause or by the Officer for "good reason" (as defined in the Severance Agreements) 90 days prior and within two years for Vice Presidents and three years for the CEO following a change of control of the Company. The amount of the lump sum payment depends on position and is equal to a multiple of the Officer's base salary at the time of termination, plus the average bonus received during the last three full fiscal years the Officer served in his or her present position. The multiple for each of the Officers is 3 times for the President and 2 times for Vice Presidents. The size of the multiple declines on a straight line basis throughout the specified period for each position, following a change in control, except that the multiple is never less than 0.5. The amount payable under the Severance Agreements is subject to reduction if the aggregate present value of all payments would exceed three times the Officer's "annualized includible compensation," as defined in Section 280G of the Internal Revenue Code, for the Officer's most recent five taxable years.

In connection with execution of the Severance Agreements, the Company required each Officer to sign a confidentiality and non-competition agreement, which includes, among other things, a restriction against competing with the Company or soliciting employees from the Company for a one year period following termination if the Officer receives a payment under a Severance Agreement.
The Severance Agreements have a term of three years unless extended by the Board of Directors. The Board of Directors believes that the terms and conditions of the Agreements are in the best interest of the Company because the Severance Agreements will enable the Officers to continue to focus on activities providing for the maximum long-term value to the Company's shareholders, even when faced with the possible change of control of the Company.

In March 1996 the Company entered into an agreement with William J. Haydamack (the "Agreement") to provide certain benefits in the event of a sale of the Company's software products division (any such transaction referred to as a "Sale"). Under this Agreement, the Company is obligated to pay Mr. Haydamack a cash bonus in an amount equal to $100,000 less certain other payments made to Mr. Haydamack in connection with the Sale, provided the net consideration received by the Company from such Sale meets or exceeds a minimum amount as stipulated in the Agreement (the "Minimum Sale Proceeds"). In addition, effective on the date of closing of a Sale (the "Closing Date"), all options to acquire shares of the Company's Common Stock granted to Mr. Haydamack by the Company prior to the Closing Date shall immediately vest whether or not such Sale generates the Minimum Sale Proceeds.

Lastly, under the Agreement, should Mr. Haydamack's employment be terminated without cause (as defined in the Agreement) within one year from the Closing Date, the Company shall make a lump sum payment to him in an amount equal to one year's annual salary less any other severance payments.

                   PROPOSAL 2:  AMENDMENT TO 1986 STOCK OPTION PLAN

At the Annual Meeting, the shareholders of the Company will be asked to approve an amendment to the Data I/O Corporation 1986 Stock Option Plan, as amended, (the "1986 Plan"), which, if approved, will increase the number of shares of Common Stock available for purchase under the 1986 Plan by 300,000 shares, to an aggregate of 1,130,000 shares. The 1986 Plan was adopted to give the Company greater flexibility in structuring the terms of options granted to employees, and since its adoption all options granted by the Company have been granted under the 1986 Plan.

The Board of Directors believes that the Company's stock option plans have contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company. The Board of Directors believes that additional shares must be reserved for use under the 1986 Plan to enable the Company to attract and retain key employees through the granting of options under the 1986 Plan. The proposed increase in the number of shares reserved under the 1986 Plan is not required or intended to cover awards previously made under the 1986 Plan. As such, no new plan benefits have been granted to date, and future awards under the 1986 Plan are not yet determinable.

The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy at the 1997 Annual Meeting and entitled to vote on the proposal is required for approval of the amendments to the 1986 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 1986 PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the proposed amendment to the 1986 Plan.

Description of the 1986 Stock Option Plan

The following description of the 1986 Plan is qualified in its entirety by reference to the full text of such plan, a copy of which may be obtained by shareholders of the Company upon written request directed to the Company's Secretary at the address listed on the first page of this Proxy Statement.

General. The 1986 Plan provides for the grant of incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code, and nonqualified stock options ("NQSOs") (see "Federal Income Tax Consequences" below for information concerning the tax treatment of ISOs and NQSOs). The 1986 Plan was effective as of December 16, 1986. NQSOs granted under the 1986 Plan may be made from time to time until such time as the Plan is terminated by the Company's Board of Directors in its discretion. ISOs granted under the 1986 Plan may be made from time to time until December 15, 2006, and may extend beyond that date, and the terms and conditions of the 1986 Plan will continue to apply to such options.

As of March 4, 1997, options to purchase an aggregate of 663,750 shares of Common stock were outstanding under the 1986 Plan (net of forfeitures by employees who subsequently terminated their employment with the Company) at exercise prices ranging from $2.594 to $8.625 per share, with a weighted average exercise price of $5.880 per share. At that date 22,750 shares of Common Stock were available for grant. Options for 56,750 shares were exercised during 1996 for a net realizable value by optionees of $151,930.

Administration. The 1986 Plan is administered by the Compensation Committee. The Compensation Committee determines the executive officers and key employees to whom options will be granted, the exercise prices, the number of shares covered by each grant and all other terms and conditions of the grants. Under the terms of the 1986 Plan, the Compensation Committee may delegate to the Chief Executive Officer the authority to grant options to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Common Stock. The exercise price of such options may not be less than the fair market value of the Common Stock on the date of grant. The 1986 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under section 401(a) of the Internal Revenue Code.

Grant of Options. The option price of ISOs must be equal to or greater than the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who hold 10% or more of the voting power of the Common Stock). The option price of NQSOs may be less than the fair market value of the Common Stock on the date of grant.

The 1986 Plan provides that no participant will be granted options to acquire more than 250,000 shares of Common Stock in any fiscal year. This limitation adjusts proportionately in connection with any change in the Company's capitalization. The Company believes that with this provision and other provisions of the 1986 Plan, the options granted under the 1986 Plan qualify as performance-based compensation and are therefore not subject to the $1,000,000 cap on deductibility for federal income tax purposes of certain compensation payments in excess of $1,000,000. The cap on deductibility applies to that portion of a compensation payment for a taxable year in excess of $1,000,000 to any one of the Chief Executive Officer or the four other most highly compensated executive officers. See "Federal Income Tax Consequences" below.

Duration. Options may be granted for varying periods not to exceed ten years from the date of grant (five years in the case of ISOs granted to employees who hold more than 10% of the voting power of the Common Stock). Typically, options granted under the 1986 Plan expire six years from the date of grant.

Exercise of Options. Options may be exercised only while the holder is in the employ of the Company or a subsidiary, within 90 days after the date of termination of employment, or within one year after the death or disability of the holder. During the optionee's lifetime, an option is exercisable only by the optionee. Options are not transferable except upon the death of the optionee or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act. Terminated or expired options become available for future grants.

Unless otherwise specified at the time of grant, options granted under the 1986 Plan become exercisable with respect to 25%, 50%, 75% and 100% of the shares covered by the option on the first, second, third and fourth anniversaries of the date of grant, respectively. The 1986 Plan authorizes the administrator thereof to accelerate the vesting of any option at any time.

At the date of exercise, the optionee may pay the full option price in cash or in shares of Company stock previously acquired by the optionee valued at fair market value, or by complying with any other payment mechanism approved by the plan administrator. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash.

Change in Control Provision. The 1986 Plan provides that options which have been outstanding for at least six months will become immediately vested and fully exercisable for the periods indicated under the caption "Change in Control Arrangements" above.

Federal Income Tax Consequences. The following summary of federal income tax consequences is based upon existing statutes, regulations, and interpretations thereof. Because the applicable rules are complex and because income tax consequences may vary depending upon the particular circumstances of each optionee, no attempt has been made to outline the tax consequences to any particular optionee. Each optionee should consult his or her own tax advisor concerning federal (and any foreign, state or local) income tax consequences of participation in the 1986 Plan. This proxy does not purport to describe foreign, state or local income tax consequences, which may differ from United States federal income tax consequences.

ISOs granted under the 1986 Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). ISOs may be granted only to employees of the Company. An optionee will not have taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") will be includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax. The Option Spread will generally be measured on the date of exercise and will be includable in AMTI in the year of exercise; special rules regarding the amount and timing of AMTI inclusion may apply for shares subject to a "substantial risk of forfeiture." In addition, special rules apply to the payment of the exercise price with the Company's Common Stock.

If an optionee holds the shares acquired upon exercise of an ISO ("ISO Stock") for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised (together the "Holding Period"), any gain from a sale of the ISO Stock, other than to the Company, should be taxable as capital gain. If an optionee disposes of ISO Stock before the end of the Holding Period (a "Disqualifying Disposition"), the amount of the Option Spread at the date of exercise (or, if less, the amount of gain realized upon the sale) will be taxed as ordinary income. Such income will be subject to information reporting requirements. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income will be capital gain. Special rules may apply regarding the date the Option Spread is measured for ISO Stock purchased subject to a "substantial risk of forfeiture."

An optionee does not have taxable income due to the grant of an NQSO under the 1986 Plan. Upon exercise of the NQSO, the optionee will have taxable ordinary income equal to the Option Spread. The optionee's tax basis in the shares will be equal to the fair market value of such shares on the date of exercise, and the holding period will also begin on that date. Special rules apply to the payment of the NQSO exercise price with the Company's Common Stock. In general, shares acquired by exercise of NQSOs granted under the 1986 Plan will not be subject to a "substantial risk of forfeiture," which includes a right of the Company to repurchase shares at their purchase price and restrictions on sale of the shares to comply with certain requirement for "pooling-of-interests" accounting. If shares are subject to such a restriction and the optionee files an election under Code Section 83(b) ("Section 83(b) Election") within 30 days after the date of purchase, the optionee will generally receive the tax treatment described above. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the Option Spread as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

Regardless of whether the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant will constitute "supplemental wages" subject to withholding of income and employment taxes by the Company.

Upon sale, other than to the Company, of shares acquired under a NQSO, an optionee generally will have a capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares. Such gain or loss will be long-term if the optionee has held the shares for more than one year.

If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any year after 1993. Under current regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan meet certain requirements.
One such requirement is that the plan must state the maximum number of shares with respect to which options may be granted to any employee during a specified period. Accordingly, the 1986 Plan provides that no participant will be granted options to acquire more than 250,000 shares of Common Stock in any fiscal year, as described under the heading "Grant of Options" above.

                            INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Company's Audit Committee, engaged Ernst & Young LLP as the Company's principal accounting firm for the audit of the Company's 1996 consolidated financial statements. A representative of Ernst & Young LLP, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement and respond to appropriate questions.

OTHER BUSINESS

    As of the date of this Proxy Statement, the Company is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

                    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
                         1998 ANNUAL MEETING OF SHAREHOLDERS

    The Company's bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders.

    Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal;
 (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to the nominations, the consent of each nominee to serve as a director of the Company if elected.

    A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

    In order to be included in the Company's proxy statement and form of proxy relating to its 1998 Annual Meeting of Shareholders, shareholder proposals or nominations to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its executive offices by November 26, 1997.

                               SOLICITATION OF PROXIES

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

                                       By order of the Board of Directors



                                       //S//William C. Erxleben
                                       William C. Erxleben
                                       President

Redmond, Washington
March 26, 1997

                                       Appendix

                                 DATA I/O CORPORATION
                                1986 STOCK OPTION PLAN

                                 AMENDED AND RESTATED
                               AS OF FEBRUARY 22, 1995

    This Stock Option Plan (the "Plan") provides for the grant of options (the "Options") to acquire shares of common stock (the "Common Stock") of Data I/O Corporation (the "Corporation"). Stock options granted under this plan that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") are referred to in this Plan as "Incentive Stock Options." Incentive Stock Options and stock options that do not qualify under Section 422 of the Code ("Non-Qualified Options") granted under this Plan are referred to as "Options."

    1.   PURPOSES.

    The purposes of this Plan are to retain the services of valued key employees of the Corporation, to encourage such employees to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders and to serve as an aid and inducement in the hiring of new key employees.

    2.   ADMINISTRATION.

    The Plan shall be administered by the Board of Directors of the Corporation (the "Board"), if each director is a "disinterested person" (as defined below). If all directors are not "disinterested persons," the Plan shall be administered by a committee designated by the Board composed of two or more members of the Board, each of whom is a "disinterested person", which committee (the "Committee") may be an executive, compensation or some other committee, including a separate committee especially created for this purpose.
 Any such Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the Plan, is referred
to herein as the "Plan Administrator."   "Disinterested person" shall be
defined by reference to in the rules and regulations promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act").

    Subject to the provisions of the Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, (a) to construe and interpret the Plan; (b) to define the terms used herein; (c) to prescribe, amend, and rescind rules and regulations relating to the Plan; (d) to determine the individuals to whom Options to purchase shares of Common Stock shall be granted under the Plan and whether the Options are Incentive Stock Options or Non-Qualified Options; (e) to determine the time or times at which Options shall be granted under the Plan;
(f) to determine the number of shares of Common Stock subject to each Option, the Option price, the duration of each Option granted under the Plan and the times at which each Option shall become exercisable; (g) to determine all of the other terms and conditions of Options granted under the Plan; and (h) to make all other determinations necessary or advisable for the administration of the Plan and do everything necessary or appropriate to administer the Plan. All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs, and beneficiaries.

    The Board or the Committee may delegate to one or more executive officers of the Corporation the authority to grant Options under this Plan to employees of the Corporation who, at the time of grant, are not subject to Section 16(b) of the Exchange Act with respect to the Common Stock ("Non-Insiders"), and in connection therewith the authority to determine: (a) whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option; (b) the number of shares of Common Stock subject to such Option; (c) the duration of the Option;
(d) the vesting schedule for determining the times at which such Option shall become exercisable; and (e) all other terms and conditions of such Options. The exercise price for any Option granted by action of an executive officer pursuant to such delegation of authority shall not be less than the fair market value per share of the Common Stock on the Date of Grant as determined in accordance with procedures established by the Plan Administrator. Unless expressly approved in advance by the Board or the Committee, such delegation of authority shall not include the authority to accelerate the vesting, extend the period for exercise or otherwise alter the terms of outstanding Options. The term "Plan Administrator" when used in any provision of this Plan other than Sections 2, 5(f), 5(m), 5(n) and 11 shall be deemed to refer to the Board or the Committee, as the case may be, and such senior executive officer, insofar as such provision may be applied to Non-Insiders and Options granted to Non-Insiders.

    3.   ELIGIBILITY.

    Options may be granted to any individual who, at the time the Option is granted, is an employee of the Corporation or any "related corporation" (as defined below) and may be granted in substitution for outstanding options of another corporation in connection with the merger, consolidation, acquisition of property or stock, or other reorganization between such other corporation and the Corporation or any subsidiary thereof. Options may also be granted in exchange for outstanding Options. No person shall be granted Options to purchase more than 250,000 shares of Common Stock (subject to adjustment as set forth in Section 5(m) hereof) in any calendar year. Any person to whom an Option is granted under this Plan is referred to herein as an "Optionee."

    As used in this Plan, the term "related corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain. When referring to a parent corporation, the term "related corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of granting of the Option, each of the corporations other than the Corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

    4.   STOCK.

    The Plan Administrator is authorized to grant Options to acquire eight hundred thirty thousand (830,000) shares of the authorized but unissued, or reacquired, Common Stock plus the number of Options which remain available for grant from time-to-time pursuant to the Corporation's FutureNet Employee Stock Option Plan or the Corporation's 1985 Stock Option Plan (the "Existing Plans"), both of which have already been approved by the Corporation's shareholders. The number of shares with respect to which Options may be granted hereunder is subject to adjustment as set forth in Section 5(m) hereof. In the event that any Option granted pursuant to this Plan or the Existing Plans expires or is terminated for any reason, those shares of Common Stock allocable to the unexercised portion of such terminated Option may again be subject to an Option granted to the same or to a different Optionee under either this Plan or the Existing Plans.

    5.   TERMS AND CONDITIONS OF OPTIONS.

    Each Option granted pursuant to this Plan shall be evidenced by a written agreement approved by the Plan Administrator (the "Agreement"). Agreements may contain such additional provisions, not inconsistent herewith, as the Plan Administrator in its discretion, may deem advisable. All Options shall also comply with the following requirements:

         (a)  Number of Shares.

         Each Agreement shall state the number of shares of Common Stock to which it pertains and whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of action to the contrary by the Plan Administrator in connection with the grant of an Option, all Options shall be Non-Qualified Options. The aggregate fair market value (determined at the Date of Grant, as defined below) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (granted under this Plan and all other incentive stock option plans of the Corporation, a related corporation or a predecessor corporation) shall not exceed $100,000, or such other limit as may be prescribed by the Code as it may be amended from time to time. Any Option which exceeds the annual limit shall not be void, but rather shall be a Non-Qualified Option.

          (b)  Date of Grant.

         Each Agreement shall state the date which the Plan Administrator has deemed to be the effective date of the Option for purposes of this Plan (the "Date of Grant").

         (c)  Option Price.

         Each Agreement shall state the price per share of Common Stock at which it is exercisable. Common Stock issued under this Plan may be issued for any lawful consideration as determined by the Plan Administrator; provided, that the per share exercise price for any Incentive Stock Option shall not be less than the fair market value per share of the Common Stock on the Date of Grant as determined by the Plan Administrator in good faith and provided, further, that with respect to Incentive Stock Options granted to greater-than-10% shareholders of the Corporation (as determined with reference to Section 424(d) of the Code), the exercise price per share shall not be less than 110% of the fair market value per share of the Common Stock at the Date of Grant.

         (d)  Duration of Options.

         At the time of the grant of the Option, the Plan Administrator shall designate, subject to paragraph 5(g) below, the expiration date of the Option, which shall not be later than ten years from the Date of Grant in the case of Incentive Stock Options; provided, that the expiration date of any Incentive Stock Option granted to a greater-than-10% shareholder of the Corporation (as determined with reference to Section 424(d) of the Code) shall not be later than five years from the Date of Grant. In the absence of action to the contrary by the Plan Administrator in connection with the grant of a particular Option, and except as otherwise required by the preceding sentence, all Options granted hereunder shall expire six years from the Date of Grant.

         (e)  Vesting Schedule.

         In order to ensure that the Corporation will receive the benefits contemplated in exchange for the Options granted pursuant hereto, no Option shall be exercisable until it has vested. Subject to paragraph 5(f) below, the vesting schedule or other events for vesting for each Option, such as performance goals, shall be specified by the Plan Administrator at the time of the grant of the Option and shall be set forth or referenced in the Agreement.
 If no vesting schedule is specified by the Plan Administrator at the time of the grant of an Option hereunder, the following schedule shall apply:

        Years of Service
        Following Date of           Percent
             Grant                  Vested
        -----------------           -------
                1                    25
                2                    50
                3                    75
                4                    100


         (f)  Acceleration of Vesting.

         The vesting of one or more outstanding Options may be accelerated by the Plan Administrator at such times and in such amounts as it shall determine in its sole discretion. The vesting of Options shall also be accelerated under the circumstances described in Section 5(n) below.

         (g)  Term of Option.

         Each Option shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the duration of the Option, as designated by the Plan Administrator in accordance with Section 5(d) above; (ii) the expiration of 90 days from the date of the Optionee's termination of employment with the Corporation for any reason whatsoever other than death or disability unless, in the case of a Non-Qualified Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or (iii) the expiration of one year from (A) the date of death of the Optionee or (B) cessation of employment by reason of "disability" unless, in the case of a Non-Qualified Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option. For purposes of the Plan, "disability" shall mean any physical, mental or other health condition which substantially impairs the employee's ability to perform her or his assigned duties for 60 days or more in any 120 day period or that can be expected to result in death. The Plan Administrator shall determine whether an Optionee has incurred a disability on the basis of medical evidence acceptable to the Plan Administrator. Upon making a determination of disability, the Plan Administrator shall, for purposes of the Plan, determine the date of an Optionee's termination of employment. Unvested Options shall terminate immediately upon the termination of employment of the Optionee by the Corporation for any reason whatsoever, including death or disability.

         (h)  Exercise of Options.

         Options shall be exercisable, either all or in part, at any time after vesting. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. No portion of any Option of less than one hundred (100) shares (as adjusted pursuant to Section 5(m) hereof) may be exercised, provided that if the vested portion of any Option is less than one hundred (100) shares, it may be exercised with respect to all Shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers a fraction of a share, it is unexercisable. Options or portions thereof may be exercised by giving written notice to the Corporation, which notice shall specify the number of shares to be purchased, and be accompanied by payment in the amount of the aggregate Option exercise price for the Common Stock so purchased, which payment shall be in the form specified in Section 5(i) hereof. The Corporation shall not be obligated to issue, transfer, or deliver a certificate of Common Stock to any Optionee, or to his personal representative, until the aggregate Option price has been paid for all shares for which the Option shall have been exercised and adequate provision has been made by the Optionee for satisfaction of any tax withholding obligations associated with such exercise. During the lifetime of an Optionee, Options are exercisable only by the Optionee.

         (i)  Payment upon Exercise of Option.

         Upon exercise of any Option the aggregate Option exercise price shall be paid to the Corporation in cash or by certified or cashier's check. In addition, an Optionee may pay for all or any portion of the aggregate Option exercise price for any shares of Common Stock purchased upon the exercise of any Option by delivering to the Corporation shares of Common Stock previously held by such Optionee or by complying with any other payment mechanism which the Plan Administrator may approve from time to time. The shares of Common Stock received or withheld by the Corporation as payment for shares of Common Stock purchased upon the exercise of Options shall have a fair market value at the date of exercise (as determined by the Plan Administrator) equal to the aggregate Option exercise price (or portion thereof) to be paid by exchange or withholding of shares of Common Stock.

         (j)  Rights as a Shareholder.

         An Optionee shall have no rights as a shareholder with respect to any shares covered by the Option until the Optionee becomes a record holder of such shares, irrespective of whether he has given notice of exercise. Subject to the provisions of Section 5(m) hereof, no rights shall accrue to an Optionee and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Optionee becomes a record holder of the shares of Common Stock covered by the Option, irrespective of whether the Optionee has given notice of exercise.

         (k)  Transfer of Option.

         Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or, in the case of Non-Qualified Options (but not Incentive Stock Options), pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under this Plan or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred hereby, such Option shall thereupon terminate and become null and void.

              (1)  Securities Regulation and Tax Withholding.

                   (1) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which such shares may then be listed and shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares upon exercise of any Option.
Inability of the Corporation to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any shares hereunder, or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder, shall relieve the Corporation of any liability in respect of the non-issuance or sale of such shares as to which such requisite authority shall not have been obtained.

              As a condition to the exercise of an Option, the Corporation may require the Optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares. At the Option of the Corporation, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Corporation, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other actions or agreements by the Optionees as may from time-to-time be necessary to comply with federal and state securities laws. THE CORPORATION SHALL BE UNDER NO OBLIGATION TO UNDERTAKE REGISTRATION OF THE OPTIONS OR SHARES OF STOCK ISSUABLE UPON EXERCISE THEREOF.

                   (2) As a condition to the exercise of any Option granted hereunder, the Optionee shall make such arrangements as the Plan Administrator may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

                   (3) Issue, transfer or delivery of certificates of Common Stock pursuant to the exercise of Options may be delayed, at the discretion of the Plan Administrator until the Plan Administrator is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met.

         (m)  Stock Dividend, Reorganization or Liquidation.

         The aggregate number and class of shares for which Options may be granted under this Plan, the number and class of shares covered by each outstanding Option and the exercise price per share thereof (but not the total price) shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Corporation resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and to the extent that such actions shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Section 4 of this Plan shall automatically be increased or decreased, as the case may be, proportionately, without further action on the part of the Plan Administrator, the Corporation or the Corporation's shareholders.

         In the event of any adjustment in the number of shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

         The foregoing adjustments in the shares subject to Options shall be made by the Plan Administrator or by any successor administrator of the Plan, or by the applicable terms of any assumption or substitution document, and any adjustments so made shall be final, binding and conclusive.

         Except as provided in this Section 5(m) or Section 5(n) below, no Optionee shall have rights by reason of any subdivision or consolidation of shares of any class including shares of Common Stock, or the payment of any Common Stock dividend on shares of Common Stock or any other increase or decrease in the number of shares of Common Stock, or by reason of any liquidation, dissolution, corporate combination or division; and any issuance by the Corporation of shares of any class including shares of Common Stock, or securities convertible into shares of any class including shares of Common Stock, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Option.

         The grant of an Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

         (n)  Change in Control.

              (1) Any and all Options that have been outstanding under the Plan for at least six (6) months at the time of occurrence of any of the events described in Paragraphs (1), (2) and (3) below (an "Eligible Option") shall become immediately vested and fully exercisable for the periods indicated (each such exercise period referred to as an "Acceleration Window"):

              (A) For a period of 45 days beginning on the day on which any Person (as such term is defined in Paragraph (r) of Section 1 of the Rights Agreement dated as of November 31, 1988 between the Corporation and Chemical Bank (the "Rights Plan")) together with all Affiliates and Associates (as such terms are defined in Paragraph (e) of Section 1 of the Rights Plan) of such Person shall become the Beneficial Owner (as defined in the Rights Plan) of 25% or more of the shares of Common Stock then outstanding, but shall not include the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of any subsidiary of the Corporation, or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such employee benefit plan;

              (B) Beginning on the date that a tender or exchange offer for Common Stock by any Person (other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of any subsidiary of the Corporation, or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such employee benefit plan) is first published or sent or given within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and continuing so long as such offer remains open (including any extensions or renewals of such offer), unless by the terms of such offer the offeror, upon consummation thereof, would be the Beneficial Owner of less than 30% of the shares of Common Stock then outstanding; or

              (C) For a period of 20 days beginning on the day on which the shareholders of the Corporation (or, if later, approval by the shareholders of any Person) duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing;

              PROVIDED, HOWEVER, that with respect to the events specified in Paragraphs (A) and (B) above, such accelerated vesting shall not occur if the event that would otherwise trigger the accelerated vesting of Eligible Options has received the prior approval of a majority of all of the directors of the Corporation, excluding for such purposes the votes of directors who are directors or officers of, or have a material financial interest in any Person (other than the Corporation) who is a party to the event specified in either Paragraph (A) or (B) above which otherwise would trigger acceleration of vesting and provided, further, that no Option which is to be converted into an option to purchase shares of Exchange Stock as stated at item (3) below shall be accelerated pursuant to this Section 5(n).

              (2) The exercisability of any Eligible Option which remains unexercised following expiration of an Acceleration Window shall be governed by the vesting schedule and other terms of the Agreement representing such Option.

              (3) If the shareholders of the Corporation receive shares of capital stock of another Person ("Exchange Stock") in exchange for or in place of shares of Common Stock in any transaction involving any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of all or substantially all outstanding shares of Common Stock into Exchange Stock, then at the closing of such transaction all Options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Corporation (by the affirmative vote of a majority of all of the directors of the Corporation, excluding for such purposes the votes of directors who are directors or officers of, or have a material financial interest in the Person issuing the Exchange Stock and any affiliate of such Person) and the Person issuing the Exchange Stock, in their sole discretion, determines that any or all such Options granted hereunder shall not be so converted but instead shall terminate. The amount and price of converted Options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the shares of Exchange Stock the holders of the Common Stock received in such merger, consolidation, reorganization or other transaction. Unless altered by the Plan Administrator, the vesting schedule set forth in the Option Agreement shall continue to apply to the Options granted for Exchange Stock.

    6.   EFFECTIVE DATE; TERM.

    This Plan shall be effective as of December 16, 1986 and Incentive Stock Options may be granted by the Plan Administrator from time to time thereafter until December 14, 2006; provided, however, that termination of the Plan shall not terminate any Option granted prior thereto. Non-Qualified Stock Options may be granted hereunder until this Plan is terminated by the Board in its sole discretion.

    7.   NO OBLIGATIONS TO EXERCISE OPTION.

    The granting of an Option shall impose no obligation upon the Optionees to exercise such Option.

    8.   NO RIGHT TO OPTIONS OR EMPLOYMENT.

    Whether or not any Options are to be granted hereunder shall be exclusively within the discretion of the Committee, and nothing contained herein shall be construed as giving any Optionee any right to participate hereunder. Granting of an Option hereunder shall in no way constitute any form of agreement or understanding binding on the Corporation, express or implied, that the Corporation will employ or contract with an Optionee for any length of time.

    9.   APPLICATION OF FUNDS.

    The proceeds received by the Corporation from the sale of Common Stock, pursuant to Options granted hereunder, will be used for general corporate purposes, unless otherwise directed by the Board.

    10.  INDEMNIFICATION OF PLAN ADMINISTRATOR.

    In addition to all other rights of indemnification they may have as members of the Board or of any Committee, the Plan Administrators shall be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, the Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator involved therein shall, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

    11.  AMENDMENT OF THE PLAN.

    The Plan Administrator may, at any time, modify or amend this Plan and Options granted hereunder, except that no amendment with respect to an outstanding Option shall be made over the objection of the Optionee thereof; and provided, further, that any amendment for which shareholder approval is required by Securities and Exchange lregulatory requirements (the "Rule"), in order for the Plan to be eligible or continue to qualify for the benefits of the Rule, shall be subject to approval of the shareholders of the Corporation in accordance with the Rule.

    Effective as of December 16, 1986.

    Amended and restated as of February 22, 1995.

              DATA I/O CORPORATION

PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            DATA I/O CORPORATION

   The undersigned hereby appoints William C. Erxleben and Susan S. Webber, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Data I/O-REGISTERED TRADEMARK-Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 13, 1997, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side hereof:

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS CHANGE BOX ON REVERSE
SIDE.

(CONTINUED, AND TO BE MARKED, DATED AND
    SIGNED, ON THE OTHER SIDE)

                              FOLD AND DETACH HERE

Please mark your votes as indicated in this example  /X/

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees and FOR the proposal to amend the Data I/O Corporation 1986 Employee Stock Option Plan. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees and FOR the proposed amendment to the Data I/O Corporation 1986 Employee Stock Option Plan and will be voted in accordance with the discretion of the proxiesn all other matters which may come before the meeting or any adjournmen thereof.

1. ELECTION OF DIRECTORS

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
William C. Erxleben
Keith L. Barnes
Frances M. Conley
Edward D. Lazowska
Donald R. Stenquist
Milton F. Zeutschel

FOR all nominees listed at left (except as marked to the contrary at left).
                             /  /

WITHHOLD AUTHORITY to vote for all nominees listed at left.
                             /  /

2. Proposal to amend the Data I/O Corporation 1986 Employee Stock Option Plan as described in the Proxy Statement for the 1997 Annual Meeting.

                     FOR    AGAINST    ABSTAIN
                     /  /     /  /        /  /

3. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

COMMENTS/ADDRESS CHANGE
Please mark this box if you have written
comments/address change on the reverse side.   /  /

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature(s)                                                  Date
            -------------------------------------------------     -------------

NOTE: Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

  FOLD AND DETACH HERE